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PNC BANK CORP.                                                     EXHIBIT 12.2
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS



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
                                                    Nine                         Year ended December 31
                                                 months ended   -------------------------------------------------------------
Dollars in millions                           September 30, 1999   1998         1997        1996         1995         1994
------------------------------------------------------------------------------------------------------------------------------
EARNINGS
Income before taxes and cumulative effect
    of changes in accounting principles               $ 1,458      $ 1,710      $ 1,618     $ 1,527      $   627      $ 1,209
Fixed charges and preferred stock dividends
    excluding interest on deposits                        931        1,395        1,201       1,106        1,492        1,112
                                                 -------------  -----------  ----------- -----------  -----------  -----------
       Subtotal                                         2,389        3,105        2,819       2,633        2,119        2,321
Interest on deposits                                    1,024        1,471        1,457       1,428        1,552        1,160
                                                 -------------  -----------  ----------- -----------  -----------  -----------
       Total                                          $ 3,413      $ 4,576      $ 4,276     $ 4,061      $ 3,671      $ 3,481
                                                 =============  ===========  =========== ===========  ===========  ===========
FIXED CHARGES
Interest on borrowed funds                            $   823      $ 1,267      $ 1,098     $ 1,065      $ 1,454      $ 1,071
Interest component of rentals                              38           37           29          31           32           32
Amortization of notes and debentures                                     2            1           1            1            1
Distributions on Mandatorily Redeemable
    Capital Securities of Subsidiary Trusts                48           60           43           1
Preferred stock dividend requirements                      22           29           30           8            5            8
                                                 -------------  -----------  ----------- -----------  -----------  -----------
       Subtotal                                           931        1,395        1,201       1,106        1,492        1,112
Interest on deposits                                    1,024        1,471        1,457       1,428        1,552        1,160
                                                 -------------  -----------  ----------- -----------  -----------  -----------
       Total                                          $ 1,955      $ 2,866      $ 2,658     $ 2,534      $ 3,044      $ 2,272
                                                 =============  ===========  =========== ===========  ===========  ===========

RATIO OF EARNINGS TO FIXED CHARGES
    AND PREFERRED STOCK DIVIDENDS
Excluding interest on deposits                           2.57 x       2.23 x       2.35 x      2.38 x       1.42 x       2.09 x
Including interest on deposits                           1.75         1.60         1.61        1.60         1.21         1.53
===============================================================================================================================
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